Exhibit 99.1

Dorman Products, Inc. Reports Fourth Quarter and Fiscal 2019 Results,

Issues Fiscal 2020 Guidance

•	Fourth Quarter 2019 net sales of $239.6 million, down 8% compared to $260.3 million in the prior year.

•

Diluted earnings per share (EPS) in the quarter on a GAAP basis declined 49% to $0.54 compared to $1.05 in the prior year. Adjusted diluted EPS of $0.52, declined 53% compared to $1.10 in the prior year.

•	Another major premium chassis win with a large national customer expected to begin shipping in the second half of 2020.

•	Strong operating cash flow in the quarter of $36 million.

•

The Company expects fiscal 2020 net sales growth between 5%-8%, fiscal 2020 EPS of between $3.25 and $3.45 on a GAAP basis, reflecting an increase of between 27% and 35% year-over-year, and fiscal 2020 adjusted EPS of between $3.35 and $3.55, reflecting an increase of between 26% and 34% year-over-year.

COLMAR, PA (February 24, 2020) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket industry, today announced its financial results for the fourth quarter and fiscal year ended December 28, 2019.

Fourth Quarter Financial Results

The Company reported fourth quarter 2019 net sales of $239.6 million, down 8% compared to net sales of $260.3 million in the fourth quarter of 2018. A primary driver of the net sales decrease in the quarter was an increase in customer return provisions (resulting in a reduction of net sales of $11.2 million) primarily from new business wins, including a recently launched premium chassis program with a large national retail customer.

Gross profit was $78.3 million in the fourth quarter compared to $96.9 million for the same quarter last year. Gross margin for the fourth quarter was 32.7% compared to 37.2% in the same quarter last year. The adjusted gross margin was 32.8% in the quarter compared to 37.8% in the same quarter last year. The adjusted gross margin decline was primarily due to the increased customer return provisions (~310 bps, or $11.2 million), a charge related to historical underpayment of customs duties described in further detail below (~100 bps, or $2.4 million), and redundant overhead costs as a result of operating out of two distribution center locations and lower productivity levels as we ramped up production at our new Portland, TN distribution facility (~80 bps, or $1.9 million).

Selling, general and administrative (“SG&A”) expenses were $56.4 million, or 23.5% of net sales, in the fourth quarter of 2019 compared to $52.3 million, or 20.1% of net sales, in the same quarter last year. Adjusted SG&A expenses were $57.7 million, or 24.1% of net sales, in the fourth quarter of 2019 compared to $51.2 million, or 19.7% of net sales, in the same quarter last year. Approximately 310 bps or $7.7 million of the increase in SG&A was due to redundant costs and lower productivity levels at our new Portland, TN distribution facility, and 20 bps or $0.4 million of the increase was for a charge related to historical underpayment of customs duties described in further detail below.

Income tax expense was $4.2 million in the fourth quarter of 2019, or 19.5% of income before income taxes, down from $9.7 million, or 22.0% of income before income taxes, recorded in the same quarter last year. The decrease in tax rate is primarily a result of lower foreign-sourced income.

Net income for the fourth quarter of 2019 was $17.5 million, or $0.54 per diluted share, compared to $34.6 million, or $1.05 per diluted share, in the prior year quarter. Adjusted net income for the fourth quarter was $16.8 million, or $0.52 per diluted share, compared to $36.4 million, or $1.10 per diluted share, in the prior year quarter.

During the fourth quarter, we recorded an estimated pre-tax charge of $2.8 million ($2.3 million after tax or $0.07 per diluted share) related to the underpayment of duties to US Customs arising from the misclassification of certain imported products over a five-year period. The charge, which is expected to be one-time in nature, follows an internal review and the Company’s notification to US Customs of its election to submit to a voluntary prior disclosure process to rectify historical misclassifications and underpayment of duties, as previously reported in the Company’s SEC filings. Since discovering the misclassifications, the Company has taken corrective actions with respect to the ongoing classification of products and payment of duties.

Fiscal 2019 Financial Results

Fiscal 2019 net sales were $991.3 million, up 2% compared to $973.7 million in fiscal 2018. Net sales growth in the full year attributable to acquisitions was approximately 1%.

Net income for fiscal 2019 was $83.8 million, or $2.56 per diluted share, compared to $133.6 million, or $4.02 per diluted share in the prior year. Adjusted net income in fiscal 2019 was $86.8 million, or $2.65 per diluted share, compared to $139.4 million, or $4.20 per diluted share, in the prior year.

Kevin Olsen, Dorman Products’ President and Chief Executive Officer, stated, “Excluding the impact of increased customer return provisions which were primarily tied to new business wins with a large national retail customer, fourth quarter net sales were in line with our expectations and essentially flat to third quarter 2019 net sales. While fourth quarter 2019 net sales, excluding incremental customer return provisions, were down low single digits compared to fourth quarter 2018 net sales, we believe the periods are not directly comparable. Fourth quarter 2018 net sales were up 14% over fourth quarter 2017 primarily because of an increased level of new product rollouts that occurred in the fourth quarter of 2018. Operationally, we completed the move of our Portland, TN facility in the fourth quarter of 2019, and we expect inflated operating and overhead expenses to abate as we move through the first half of 2020. Operating cash flow was notably strong in the quarter as we generated $36 million of operating cash flow in the quarter, reflecting a 176% improvement over last year and one of our strongest quarters in recent history.”

Mr. Olsen continued, “We are very excited for 2020 and beyond despite 2019 being a challenging year as we worked through a number of transformative changes that we believe position us well to drive sustainable, long-term growth. We completed three major site moves this year, which we believe set us up well for increased profitability moving forward. Our growth prospects also continue to be robust. We exited 2019 with our Heavy-Duty lines growing 20% in the fourth quarter, and we were awarded another key premium chassis program for a large national customer that we expect to launch early in the second half of 2020. New products also continue to perform well, as we launched 5,239 new SKU’s in 2019, with 31% of those SKU’s being exclusive to the aftermarket. We doubled our new SKU’s for Heavy-Duty lines in 2019 and built out a fleet facing sales organization that is gaining traction by collaborating with our channel partners to increase awareness and demand. Overall, 17% of our net sales in 2019 came from new products launched in the last 24 months, showcasing our strong new product vitality. We also believe that the number of vehicles in operation (VIO) in our primary subsegment will be increasing over the next few years, which should provide a tailwind to our business. Underscoring all of this is our solid balance sheet and strong operating cash flow generation, as we remain committed to prudently deploying our capital, primarily through organic investments and strategic acquisition opportunities. As we look towards 2020, we believe we are firmly positioned to capitalize on the exciting opportunities ahead and create value for our shareholders.”

Distribution Facility Consolidation Activities

Early in 2019, we began the process of transferring operations of our existing distribution facility in Portland, TN to a new, nearby larger facility. We successfully executed our plan, and the new facility was fully operational early in the fourth quarter of 2019. We expect this move to improve our customer service abilities and productivity and expect our distribution costs to be back to more typical levels during the second half of 2020. During fiscal 2019, we incurred approximately $25.9 million of costs ($20.5 million after tax or $0.63 per diluted share) due to start up inefficiencies and duplication of facility overhead and operating costs related to our consolidation activities, with $5.5 million ($4.4 million after tax or $0.13 per diluted share) included in gross profit and $20.4 million ($16.2 million after tax or $0.50 per diluted share) in SG&A expenses.

2020 Guidance

The Company expects 2020 net sales growth between 5%-8% over 2019 net sales. The Company also expects 2020 diluted EPS of between $3.25 and $3.45 on a GAAP basis, reflecting an increase of 27% to 35% year-over-year, and adjusted diluted EPS of between $3.35 and $3.55, reflecting an increase of 26% to 34% year-over-year.

The Company’s guidance excludes any potential impact from supply chain disruptions caused by the coronavirus outbreak given the uncertainties from this rapidly evolving situation. The guidance also assumes no changes to U.S. import tariffs currently in place and that the Company does not conduct any share repurchases in 2020.

In the first quarter of 2020, we expect to face difficult comparisons to the prior year period results, but we expect our financial results to improve throughout the year as we benefit from efficiencies at our new Portland, TN facility, new contract wins that we expect to launch in the second half of 2020 and the continued introduction of new products.

Share Repurchases

Under its share repurchase program, Dorman repurchased 227.0 thousand shares of its common stock for $16.6 million at an average share price of $73.22 during the quarter ended December 28, 2019. The Company has $143.9 million left under its current share repurchase authorization.

About Dorman Products

At Dorman, we give repair professionals and vehicle owners greater freedom to fix cars and trucks by focusing on solutions first. For over 100 years, we have been one of the automotive aftermarket’s pioneering problem solvers, releasing tens of thousands of replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a global organization offering more than 78,000 parts, covering both light duty and heavy-duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached. In addition, please refer to the 2020 Guidance table at the end of this release for a detailed reconciliation of the forecasted (GAAP) financial information to the adjusted financial information (Non-GAAP).

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to net sales, gross profit, gross and adjusted gross margin, SG&A and adjusted SG&A expenses, net income and adjusted net income, diluted and adjusted EPS, customs duties, the Company’s site consolidation activities and duplication of facility costs, operational costs, continued launch of new products, growth rates and future growth prospects, long-term value, acquisition opportunities and the Company’s outlook. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made.

Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) competition in the automotive aftermarket industry; (ii) unfavorable economic conditions; (iii) the loss or decrease in sales among one of our top customers; (iv) price competition; (v) customer consolidation; (vi) foreign currency fluctuations and our dependence on foreign suppliers; (vii) extending credit to customers; (viii) our ability to purchase from our suppliers; (ix) limited customer shelf space; (x) new product development; (xi) the age, condition and number of vehicles that need servicing and the quality of new vehicle parts; (xii) changes in, or restrictions on our access to, automotive technology; (xiii) our ability to protect our intellectual property; (xiv) claims of intellectual property infringement; (xv) quality problems with products; (xvi) loss of third party transportation providers on whom we depend; (xvii) unfavorable results of legal proceedings; (xviii) our executive chairman and his family owning a significant portion of the Company; (xix) operations may be subject to quarterly fluctuations and disruptions from events beyond our control; (xx) cyber-attacks; (xxi) changes in US trade policy; (xxii) changes in tax laws or exposure to additional income tax liabilities; (xxiii) increases in our indebtedness; (xxiv) risks related to accounts receivable sales agreements; (xxv) the phaseout of LIBOR; (xxvi) volatility in the market price of our common stock and potential securities class action litigation; (xxvii) losing the services of our executive officers or other highly qualified and experienced employees; and (xxviii) our ability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, please see the Company’s prior press releases and filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Fourth Quarter (unaudited)	12/28/19	Pct. *	12/29/18	Pct. *
Net sales	$239,567	100.0	$260,341	100.0
Cost of goods sold	161,305	67.3	163,394	62.8
Gross profit	78,262	32.7	96,947	37.2
Selling, general and administrative expenses	56,362	23.5	52,310	20.1
Income from operations	21,900	9.1	44,637	17.1
Other expense, net	111	—	295	0.1
Income before income taxes	21,789	9.1	44,342	17.0
Provision for income taxes	4,241	1.8	9,743	3.7
Net income	$17,548	7.3	$34,599	13.3
Diluted earnings per share	$0.54		$1.05
Weighted average diluted shares outstanding	32,538		32,994

	52 Weeks		52 Weeks
Fiscal Year Ended (unaudited)	12/28/19	Pct. *	12/29/18	Pct. *
Net sales	$991,329	100.0	$973,705	100.0
Cost of goods sold	651,504	65.7	600,424	61.7
Gross profit	339,825	34.3	373,281	38.3
Selling, general and administrative expenses	233,997	23.6	202,138	20.8
Income from operations	105,828	10.7	171,143	17.5
Other expense, net	21	—	8	—
Income before income taxes	105,807	10.7	171,135	17.5
Provision for income taxes	22,045	2.2	37,533	3.9
Net income	$83,762	8.4	$133,602	13.7
Diluted earnings per share	$2.56		$4.02
Weighted average diluted shares outstanding	32,688		33,207

*	Percentage of sales data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	12/28/19	12/29/18
Assets:
Cash and cash equivalents	$68,353	$43,458
Accounts receivable [1]	391,810	400,663
Inventories	280,813	270,504
Prepaid expenses	13,614	5,652
Total current assets	754,590	720,277
Property, plant & equipment, net	101,837	98,647
Operating lease right-of-use assets [2]	32,198	—
Goodwill and other intangible assets, net	95,763	97,770
Deferred income taxes, net	4,336	6,228
Other assets	52,348	55,184
Total assets	$1,041,072	$978,106
Liabilities & shareholders’ equity:
Accounts payable	$90,437	$109,096
Accrued customer rebates and returns [1]	105,903	96,887
Accrued expenses and other	24,162	26,156
Total current liabilities	220,502	232,139
Long-term operating lease liabilities [2]	29,730	—
Other long-term liabilities	17,256	18,344
Shareholders’ equity	773,584	727,623
Total liabilities and equity	$1,041,072	$978,106

[1] – The previously reported December 29, 2018 Consolidated Balance Sheet includes an adjustment to present Accrued Customer Rebates and Returns as an accrued liability. The effect of this reclassification adjustment was an $90.5 million increase to accounts receivable and other accrued liabilities as of December 29, 2018.

[2] – The Company adopted Accounting Standard Codification 842 – Leases (“ASC 842”) during the first quarter ended March 30, 2019, using the modified retrospective approach, which does not require prior periods to be restated.

Selected Cash Flow Information (unaudited):

	13 Weeks (unaudited)		52 Weeks (unaudited)
(in thousands)	12/28/19	12/29/18	12/28/19	12/29/18
Cash provided by operating activities	$35,656	$12,899	$95,306	$78,112

Depreciation, amortization and accretion	$4,904	$8,718	$25,915	$28,391
Capital expenditures	$4,904	$8,007	$29,560	$26,106

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these Non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these Non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these Non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.

Adjusted Net Income:

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
(unaudited)	12/28/19	12/29/18	12/28/19	12/29/18
Net income (GAAP)	$17,548	$34,599	$83,762	$133,602
Pretax acquisition-related inventory fair value adjustment [1]	—	259	129	2,038
Pretax acquisition-related intangible assets amortization [2]	633	666	2,502	2,141
Pretax acquisition-related transaction and other costs [3]	(1,715)	1,538	1,297	2,726
Pretax investment impairment [4]	—	—	—	1,064
Tax adjustment (related to above items) [5]	333	(613)	(911)	(1,771)
Tax (benefit) charge related to pre-2016 state tax matters [5]	—	—	—	(368)

Adjusted net income (Non-GAAP)	$16,799	$36,449	$86,779	$139,432
Diluted earnings per share (GAAP)	$0.54	$1.05	$2.56	$4.02
Pretax acquisition-related inventory fair value adjustment [1]	—	0.01	0.00	0.06
Pretax acquisition-related intangible assets amortization [2]	0.02	0.02	0.08	0.06
Pretax acquisition-related transaction and other costs [3]	(0.05)	0.05	0.04	0.08
Pretax investment impairment [4]	—	—	—	0.03
Tax adjustment (related to above items) [5]	0.01	(0.02)	(0.03)	(0.05)
Tax (benefit) charge related to pre-2016 state tax matters [5]	—	—	—	(0.01)

Adjusted diluted earnings per share (Non-GAAP)	$0.52	$1.10	$2.65	$4.20
Weighted average diluted shares outstanding	32,538	32,994	32,688	33,207

[1] – Pretax acquisition-related inventory fair value adjustments result from adjusting the value of acquired inventory from historical cost to fair value. Such costs were $0.1 million pretax (or $0.1 million after tax) during the fifty-two weeks ended December 28, 2019, and were $0.3 million pretax (or $0.2 million after tax) and $2.0 million pretax (or $1.5 million after tax) during the thirteen and fifty-two weeks ended December 29, 2018, respectively, and were included in Cost of Goods Sold.

[2] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $0.6 million pretax (or $0.5 million after tax) during the thirteen weeks ended December 28, 2019 and $2.5 million pretax (or $1.9 million after tax) during the fifty-two weeks ended December 28, 2019 and were included in Selling, General and Administrative expenses. Such costs were $0.7 million pretax (or $0.5 million after tax) during the thirteen weeks ended December 29, 2018 and $2.1 million pretax (or $1.6 million after tax) during the fifty-two weeks ended December 29, 2018 and were included in Selling, General and Administrative expenses.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

[3] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, and facility consolidation expenses. During the thirteen and fifty-two weeks ended December 28, 2019, we incurred charges for integration costs, severance, other facility consolidation expenses and inventory transfer costs of $0.3 million pretax (or $0.2 million after tax) and $0.5 million pretax (or $0.4 million after tax), respectively, which were included in Cost of Goods Sold. During both of the thirteen and fifty-two weeks ended December 29, 2018, we incurred charges for integration costs, severance, other facility consolidation expenses and inventory transfer costs of $1.1 million pretax (or $0.8 million after tax), which were included in Cost of Goods Sold. During the thirteen weeks ended December 28, 2019, we realized a gain related to a fair value adjustment of contingent consideration, net of charges to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $2.0 million pretax (or $1.7 million after tax), which were included in Selling, General and Administrative expenses. During the fifty-two weeks ended December 28, 2019, we incurred charges to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.8 million pretax (or $0.4 million after tax), respectively, which were included in Selling, General and Administrative expenses. During the thirteen and fifty-two weeks ended December 29, 2018, we incurred charges to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.5 million pretax (or $0.3 million after tax) and $1.6 million pretax (or $1.2 million after tax), respectively, which were included in Selling, General and Administrative expenses.

[4] – Pretax investment impairment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity. The estimated fair value of the net assets acquired was less than our prior investment in the entity. Such costs were $1.1 million pretax (and $1.1 million after tax) during the fifty-two weeks ended December 29, 2018 and were included in Selling, General and Administrative expenses.

[5] – Tax adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $0.3 million during the thirteen weeks ended December 28, 2019, $(0.9) million during the fifty-two weeks ended December 28, 2019, $(0.6) million during the thirteen weeks ended December 29, 2018, and $(1.8) million during the fifty-two weeks ended December 29, 2018. Such items are estimated by applying our overall estimated tax rate to the pretax amount, or, by applying a specific tax rate if one is appropriate. Also included in Provision for Income Taxes for the fifty-two weeks ended December 28, 2019 is a tax benefit related to pre-2016 state tax matters of $0.4 million.

Adjusted Gross Profit:

	13 Weeks		13 Weeks
(unaudited)	12/28/19	Pct. *	12/29/18	Pct. *
Gross profit (GAAP)	$78,262	32.7	$96,947	37.2
Pretax acquisition-related inventory fair value adjustment	—	—	259	0.1
Pretax acquisition-related transaction and other costs	287	0.1	1,079	0.4

Adjusted gross profit (Non-GAAP)	$78,549	32.8	$98,285	37.8
Net sales	$239,567		$260,341

	52 Weeks		52 Weeks
(unaudited)	12/28/19	Pct. *	12/29/18	Pct. *
Gross profit (GAAP)	$339,825	34.3	$373,281	38.3
Pretax acquisition-related inventory fair value adjustment	129	0.0	2,038	0.2
Pretax acquisition-related transaction and other costs	545	0.1	1,079	0.1

Adjusted gross profit (Non-GAAP)	$340,499	34.3	$376,398	38.7
Net sales	$991,329		$973,705

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted SG&A Expenses:

	13 Weeks		13 Weeks
(unaudited)	12/28/19	Pct. *	12/29/18	Pct. *
SG&A expenses (GAAP)	$56,362	23.5	$52,310	20.1
Pretax acquisition-related intangible assets amortization	(633)	(0.3)	(666)	(0.3)
Pretax acquisition-related transaction and other costs	2,002	0.8	(458)	(0.2)
Pretax investment impairment		—		—

Adjusted SG&A expenses (Non-GAAP)	$57,731	24.1	$51,186	19.7
Net sales	$239,567		$260,341

	52 Weeks		52 Weeks
(unaudited)	12/28/19	Pct. *	12/29/18	Pct.
SG&A expenses (GAAP)	$233,997	23.6	$202,138	20.8
Pretax acquisition-related intangible assets amortization	(2,502)	(0.3)	(2,141)	(0.2)
Pretax acquisition-related transaction and other costs	(752)	(0.1)	(1,646)	(0.2)
Pretax investment impairment	—	—	(1,064)	(0.1)

Adjusted SG&A expenses (Non-GAAP)	$230,743	23.3	$197,287	20.3
Net sales	$991,329		$973,705

*	Percentage of sales data may not add due to rounding.

2020 Guidance

The Company provided the following guidance ranges related to their fiscal 2020 outlook:

	December 26, 2020
Fiscal Year Ended (unaudited)	Low End	High End
Diluted earnings per share (GAAP)	$3.25	$3.45
Pretax acquisition-related intangible assets amortization [1]	0.10	0.10
Pretax acquisition-related transaction and other costs [1]	0.03	0.03
Tax adjustment (related to above items) [2]	(0.03)	(0.03)

Adjusted diluted earnings per share (Non-GAAP)	$3.35	$3.55
Weighted average diluted shares outstanding	32,087	32,087

[1] – Included in Selling, General, and Administrative Expenses

[2] – Included in Provision for Income Taxes